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                                                       [Convenience Translation]

                                Deed-No. 189/1999
                                   NEGOTIATED
                   in Frankfurt am Main on September 22, 1999
               Before me, the undersigned notary Dr. Stefan Holst
      in the district of the Regional Court of Appeal of Frankfurt am Main
                practising in Frankfurt am Main, appeared today:

1.       Mr. Gregor von Opel, residing Konigsteiner Strasse 35, 61476 Kronberg,

                                                        - hereinafter "Seller" -

2.       Mr. Andreas Dietl, Rechtsanwalt, 40545 Dusseldorf,
         Dominikanerstrasse 36, acting not in his own name, but on the basis of the notariazed power of attorney of June 18, 1999 (deed-no. 126/1999 of the officiating notary) for VTX GmbH, Siemensstrasse 11, 61267 Neu-Anspach,

                                                          - hereinafter "Buyer".

The persons appearing are personally known to the notary. The notary inquires as to any prior involvement within the meaning of 'SS'. 3 section 1 number 7 of the Notarial Certification Act. It was denied by the persons appearing.

As far as in the following document reference is made to Annex 1, this is a reference to the Share Purchase and Assignment Agreement as well as the Real Estate Purchase Agreement of June 21, 1999 (deed-no. 99/1999 of the officiating notary), (hereinafter the "Main Agreement") which, waiving the right to have it read out again or attached to this document, reference is made to, according to Sec. 13a Notarial Certification Act. The reference document was present during the act of the certification and constitutes an essential part of this supplementary agreement. Its contents is known to the contracting parties.

The persons appearing now declared, requesting notarization:





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                                    -2-


                                                       [Convenience Translation]


                             Supplementary Agreement

                                       A.
                                    Preamble

The present supplementary agreement shall amend the Main Agreement, in particular with respect to the modalities of payment. As far as the supplementary agreement does not contain an explicit regulation or its regulations do not implicitly lead to an alternation of the Main Agreement, the provisions of the Main Agreement remain unchanged.

The mechanism provided for in the Main Agreement for the capital increase by Vertex Industries, Inc., 23, Carlton Street, Clifton, New Jersey 07014-0996, USA (hereinafter "Vertex"), has not been executed, because Vertex has been able to increase its share capital without holding a shareholders' meeting. By paying the purchase prices as stipulated under lit. D. and G. of the supplementary agreement all payment obligations of the Buyer resulting from the Main Agreement are fulfilled.


                                       B.
                                   Definitions

As far as in this contract and its attachments abbreviations are used, those abbreviations correspond with those used in the Main Agreement.

By changing I. 'SS' 1 lit. f) of the Main Agreement Closing Date is the day of notarization of the supplementary agreement. At this date the sold Shares shall be assigned to the Buyer and a copy of a confirmation letter similar to the sample attached as Annex 3 to this supplementary agreement as well as a bank confirmed cheque for DM 1,000,000.00 (hereinafter the "Cheque") will be handed over to the Seller.







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                                                       [Convenience Translation]

           Supplementary Agreement with respect to the Share Purchase and Assignment Agreement

                                       C.
                               Sale and Assignment

The Buyer is satisfied that the shares in the Company listed in Annex 2 are complete. All shares in the Company are deposited with Deutsche Bank 24 AG, Frankfurt am Main, Streifbanddepot no. 0514824 01. By changing I. 'SS' 2 para. 2 lit. a), b) and d) of the Main Agreement the Seller assigns his claim for return of all shares in the Company resulting from the depositing agreement to the accepting Buyer in order to transfer the title to all the Shares in the Company to the Buyer concurrently against submission of the Cheque and a confirmation letter similar to the sample attached as Annex 3, stating that on a trust account of Haarmann, Hemmelrath & Partner the following funds are available to be paid out and that Haarmann, Hemmelrath & Partner has bound itself irrevocably to pay out those funds as follows:

a) the part of the purchase price according to lit. D. para. 2 lit. a) of this supplementary agreement minus DM 1,000,000.00, i.e. in total a part of the purchase price in the amount of DM 5,720,000.00 to be paid out to the Seller;

b) the purchase price according to lit. G. para. 1 of this supplementary agreement minus DM 375,000.00, i.e. in total a part of the purchase price in the amount of DM 699,029.66 to be paid out to the officiating notary to be deposited on the notary's escrow account as stipulated in II. 'SS' 2 para. 2 of the Main Agreement and

c) DM 3,000,000.00 as a payment of the Buyer as the shareholder of the Company into the equity of the Company to redeem the security rights as stated in lit. F. of this supplementary agreement to be paid out to Dresdner Bank AG and to Nassauische Sparkasse to redeem the credit commitment of the Company with Dresdner Bank, account no. 7 145 627 00 (bank code no. 500 800 00) in an amount of







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                                                       [Convenience Translation]

           DM 1,500,000.00 and with Nassauische Sparkasse, account no. 245 049 080 (bank code no. 510 500 15) in an amount of DM 1,500,000.00.

                                       D.
                                 Purchase Price

(1)        The Purchase Price for the Shares amounts to DM 9,000,000 (in words:
           Deutsche Mark nine million).

(2) By changing I. 'SS'2 and 'SS'4 as well as II. 'SS'2 of the Main Agreement the purchase price is due for payment as follows:

           a) on September 17, 1999: DM 6,000,000.00 (in words: Deutsche Mark six million) plus 8% p.a. interest on DM 9,000,000.00 from September 16, 1998 until September 15, 1999, i.e. in total DM 6,720,000.00 (in words: Deutsche Mark six million seven hundred and twenty thousand).

           b) on December 30, 1999: DM 1,000,000.00 (in words: Deutsche Mark one million) plus 8% p.a. interest beginning with September 16, 1999;

           c) on March 30, 1999: DM 1,000,000.00 (in words: Deutsche Mark one million) plus 8% p.a. interest beginning with September 16, 1999;

           b) on June 30, 1999: DM 1,000,000.00 (in words: Deutsche Mark one million) plus 8% p.a. interest beginning with September 16, 1999;

(3) The payment of the purchase price according to para. 2 lit. a) shall be made aa) in an amount of DM 5,720,000.00 on request of the Buyer from the escrow account of Haarmann, Hemmelrath & Partner by bank transfer ("Blitzuberweisung") after notarization of this supplementary agreement but before September 25, 1999 and bb) in the amount of DM 1,000,000.00 by handing over the Cheque to the Seller.






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                                        -5-

                                                       [Convenience Translation]

           The payment of the part purchase prices according to para. 2 lit. b)
           - d) shall be made by bank transfer by the Buyer by stating the value at the respective due date at the latest. In case the stating of the value of the part purchase price set under aa) takes place after September 17, 1999 this part of the purchase price bears default interest in the amount of 10% p.a. beginning with September 18, 1999. The purchase price instalments set in lit. D para. 2 lit. b) - d) bear default interest in the amount of 10% p.a.

           The payment of the part purchase prices according to para. 3 lit. aa) and para. 2 b) - d) shall be made to the bank account of the Seller with Frankfurter Sparkasse, account no. 264 393, bank code no. 500 502 01, as far as the Buyer does not receive written information by the Seller on another bank account ten bank working days prior to maturity of the respective instalment.

(4) The Buyer guarantees by way of an independent undertaking the payment of the purchase price according to para. 2 lit. b) - d).

           The Buyer binds itself to pledge the shares acquired according to lit. C. in order to secure the payment obligations according to para. 2 lit. b) - d).


                                       E.
                               Right of Rescission

           The Seller will be provided on the day of notarization of this supplementary agreement with a declaration of guarantee by Vertex similar to the sample attached as Annex 4. On receipt the Seller waives, by changing I. 'SS' 12 para. 1 and II. B. 'SS' 11 of the Main Agreement, his right to rescind from the Main Agreement or the supplementary agreement.






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                                                       [Convenience Translation]


                                       F.
                              Release of Collateral

By cancelling I. 'SS' 9 of the Main Agreement the Buyer as shareholder of the Company is obliged to fulfil the conditions stipulated in the declarations of release from Dresdner Bank AG and Nassauische Sparkasse attached as Annex 5 by payment

- of DM 1,500,000.00 in order to redeem the credit commitment of ICS International AG Identcode-Systeme and to redeem the security given by Mr. Gregor von Opel to Dresdner Bank AG to the account of ICS International AG Identcode-Systeme with Dresdner Bank AG, account no. 7 145 627 00, bank code no. 500 800 00, and

- DM 1,5000,000.00 in order to redeem the credit commitment of ICS International AG Identcode-Systeme and to redeem the security given by Mr. Gregor von Opel to Nassauische Sparkasse to the account of ICS International AG Identcode-Systeme with Nassauische Sparkasse, account no. 245 049 080, bank code no. 510 500 15.

The payment shall be made on request by the Buyer from the escrow account of Haarmann, Hemmelrath & Partner by bank transfer ("Blitzuberweisung") after notarization of this supplementary agreement but before September 25, 1999.







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                                     -7-


                                                       [Convenience Translation]


                   Supplementary Agreement with respect to the
                         REAL ESTATE PURCHASE CONTRACT:

                                       G.
                                 Purchase Price

(1) The purchase price for the purchased real estate amounts to DM 3,000,000.00 and shall be paid by changing II. 'SS' 2 para. 2 of the Main Agreement as follows:

           a) an amount of DM 1,074,029.66 (in words: Deutsche Mark one million seventy four thousand twenty nine and sixty six pfennigs) will be settled by payment to the escrow account of the officiating notary with Bankhaus Hauck & Aufhauser, Privatbankiers KGaA, Frankfurt am Main, account no. 10561-00, bank code no. 502 209 00;

           b) an amount of DM 366,716.35 (in words: Deutsche Mark three hundred sixty six thousand seven hundred sixteen and thirty five pfennigs), (DM 365,757.85 plus interest in the amount of DM 958.50 (DM 63.90/day for 15 days)) will be settled by taking over in the same amount the Seller's obligation to repay the loan granted by Deutsche Hypothekenbank by way of discharging the Seller from his respective payment obligation towards Deutsche Hypothekenbank. The Buyer takes over this obligation, which is secured by a mortgage ("Grundschuld") in the nominal amount of DM 650,000.00, registered with the land registry, with effect from the Closing Date, including all obligations resulting from the loan agreement and from the deed creating the mortgage to repay the loan including interest. The Buyer tolerates the continuance of the mortgage.

           c) an amount of DM 196,626.08 (in words: Deutsche Mark one hundred ninety six thousand six hundred twenty six and eight pfennigs), (DM 196,050.23








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                                    -8-



                                                       [Convenience Translation]

                     plus interest in the amount of DM 575.85 (DM 38.39/day for 15 days)) will be settled by taking over in the same amount the Seller's obligation to repay the loan granted by Deutsche Hypothekenbank by way of discharging the Seller from his respective payment obligation towards Deutsche Hypothekenbank. The Buyer takes over this obligation, which is secured by a mortgage ("Grundschuld") in the nominal amount of DM 350,000.00, registered with the land registry, with effect from the Closing Date, including all obligations resulting from the loan agreement and from the deed creating the mortgage to repay the loan including interest. The Buyer tolerates the continuance of the mortgage.

           d) an amount of DM 1,362,627.91 (in words: Deutsche Mark one million three hundred sixty two thousand six hundred twenty seven and ninety one pfennigs), (DM 1,359,229.81 plus interest in the amount of DM 3,398.10 (DM 226.54/day for 15 days)) will be settled by taking over in the same amount the Seller's obligations to repay the loan granted by Dresdner Bank AG by way of discharging the Seller from his respective payment obligation towards Dresdner Bank AG. The Buyer takes over this obligation, which is secured by mortgages ("Grundschulden") in the nominal amount of DM 1,000,000.00 and of DM 550,000.00, registered with the land registry, with effect from the Closing Date, including all obligations resulting from the loan agreement and from the deeds creating the mortgages to repay the loan including interest. The Buyer tolerates the continuance of the mortgages.

(2) The purchase price set in para. 1 lit. a) is due on September 24, 1999.

(3) The notary is irrevocably instructed to pay out the purchase price set in para. 1 lit. a) to the Seller as soon as






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                                    -9-


                                                       [Convenience Translation]


         a) the priority notice of conveyance to be entered in favour of the Buyer the parties authorized and applied for pursuant to Section C para. 2 of the Main Agreement has been entered in the land register,

         b) no encumbrances and restrictions not allowed by the Buyer itself or not taken over by the Buyer pursuant to this agreement rank higher than the priority notice of conveyance, or the deletion of such encumbrances and restrictions in the land register is ensured,

         c) the negative clearance certificate of the municipal authorities regarding the non-existence/non-exercise of the preferential purchase right pursuant to section 24 BauGB has been issued,

         d) the approval of the municipal authorities and the negative clearance certificate regarding the preferential purchase right according to the Urban Construction Promotion Act has been granted.

         The Seller shall be entitled to interest accruing on the escrow account.

(4) The payment of the purchase price according to para. 1 lit. a) shall be made in the amount of DM 699,029.66 from the escrow account of Haarmann, Hemmelrath & Partner and in the amount of DM 375,000.00 by Dresdner Bank AG, Frankfurt am Main, by bank transfer
           ("Blitzuberweisung") without delay after notarization of this supplementary agreement, but before September 25, 1999.


                                       H.
                           Taking over of Encumbrances

(1) By changing II. 'SS' 3 of the Main Agreement the Seller takes over the following encumbrances registered with the land register in Abteilung III, real estate









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                                                       [Convenience Translation]

           Gemarkung Hausen-Arnsbach, Flur 10, Flurstuck 60/40,
           Siemensstrasse 11, 61267 Neu-Anspach, 2430 qm (registered with the local court of Usingen, land register of Hausen/Arnsbach, Blatt 1480, Number 1 of the inventory):

           a)        Number 1:
                     Mortgage, six hundred and fifty thousand German marks plus 16% interest and 5% ancillary charge in favour of Deutsche Hypothekenbank Frankfurt, immediately enforceable pursuant to Sec. 800 German Code of Civil Procedure ("ZPO").

           b)        Number 2:
                     Mortgage, three hundred and fifty thousand German marks plus 16% interest and 5% ancillary charge in favour of Deutsche Hypothekenbank Frankfurt, immediately enforceable pursuant to Sec. 800 ZPO.

           c)        Number 3:
                     Registered mortgage, one million German marks plus 15% interest in favour of Dresdner Bank, Bad Homburg v.d.H., immediately enforceable pursuant to Sec. 800 ZPO.

           d)        Number 5:
                     Registered mortgage, five hundred and fifty thousand German marks plus 15% interest and 5% ancillary charge in favour of Dresdner Bank, Bad Homburg v.d.H., immediately enforceable pursuant to Sec. 800 ZPO.

           In addition to that the Buyer takes over the personal liability for the payment of an amount that corresponds with the above described mortgages (capital, interest, ancillary charge). Accordingly, the Buyer gives its consent to immediate execution in all of its assets as follows:








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                                     -11-

                                                       [Convenience Translation]


           - with respect to an amount of DM 650,000.00 plus 16% interest p.a. beginning with September 1, 1999 as well as an additional amount of DM 350.000,00 plus 16% interest p.a. beginning with September 1, 1999 plus 5% ancillary charge the Buyer gives its consent to immediate execution in all of its assets towards Deutsche Hypothekenbank Frankfurt, Frankfurt am Main;

           - with respect to an amount of DM 1,000,000.00 plus 15% interest p.a. beginning with September 1, 1999 as well as an additional amount of DM 550.000,00 plus 15% interest p.a. beginning with September 1, 1999 plus 5% ancillary charge the Buyer gives its consent to immediate execution in all of its assets towards Dresdner Bank AG, Bad Homburg.

           The Buyer authorizes the officiating notary to give at any time the creditors on their request an official copy of this deed conferring the right to immediate execution. The Buyer gives - under the condition precedent that the transfer of title is registered with the land register - its consent to the transfer of the execution clauses with respect to the mortgages as listed above under lit. a) - d).

(2) In addition to that the Buyer takes over all liabilities of the Seller, balance as per August 31, 1999, resulting from the loan agreements with Deutsche Hypothekenbank and Dresdner Bank AG on which the mortgages as listed in para. 1 lit. a) - d) are based upon. The respective balances plus daily interest as described in lit. G. para. 1 of this supplementary agreement are deducted from the purchase price stipulated in II. 'SS' 2 Main Agreement.

           The parties apply for the creditor's consent with respect to the assumption of the debts. In case this consent is not given by both or one of the banks until October 15, 1999 the Buyer is obliged to redeem the loans plus interest and ancillary charges without delay.







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                                                       [Convenience Translation]


                                       I.
                         Statements to the Land Registry

Seller and Buyer herewith revoke their applications for the deletion of the encumbrances of the purchased real estate according to II. part C. para. 1 Main Agreement.


                                       J.
                           Instructions to the Notary

By changing Section D. ch. 1.4 of the Main Agreement the notary is instructed to authorize and to apply for the transcription of ownership as soon as the notary
(i) has paid out the purchase price according to lit. G. para. 1 lit. a) of this supplementary agreement from his escrow account to the Seller and (ii) has received the declaration of consent with respect to the assumption of debts according to lit. H. para. 2 of this supplementary agreement by the creditors of the mortgages taken over by the Buyer or has received the confirmations of the creditors of the mortgages taken over by the Buyer that the loans including interest and ancillary charges are redeemed.


                                       K.
                                Final Provisions

(1) The Buyer bears the cost of this deed; each contracting party shall bear the costs and fees of its advisors.

(2) Amendments of and additions to the contract must be made, as far as notarization is not requested, in writing and in German. The written form requirement can be waived only in writing.








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                                   -13-

                                                       [Convenience Translation]


(3) Should any provisions in this agreement be invalid or be or become impractical or should the agreement contain a gap, the validity of the agreement shall remain unaffected. In such a case, the parties shall replace the invalid provision by a legally effective provision which most effectively serves the intended economic purpose of the invalid provision. The same shall apply to any gap.

(4)        The Exhibits to this agreement are part of the agreement.


The above protocol has been read by the notary to the persons appearing, approved by them and signed in person as follows:


/s/ Mr. Gregor Von Opel

/s/ Mr. Andreas Dietl